Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2015 Third Quarter Results

•	Company reports earnings per diluted share of $2.02, or $2.06 adjusted for restructuring

•	A quick response to macro-economic headwinds results in third quarter operating margins of 14.2%, or 14.4% adjusted and year-to-date operating cash flow of 8.3% of sales

•	Full year fiscal 2015 guidance revised to reflect foreign currency impact and current market conditions

CLEVELAND, April 28, 2015 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today announced results for the fiscal 2015 third quarter ended March 31, 2015. Fiscal 2015 third quarter sales decreased 6 percent to $3.16 billion, primarily as a result of the impact of changes in foreign currency rates, compared with $3.36 billion in the same quarter a year ago. Fiscal 2015 third quarter net income was $285.5 million, an increase of 18 percent, compared with $242.5 million in the third quarter of fiscal 2014. Fiscal 2015 third quarter earnings per diluted share were $2.02, an increase of 26 percent, compared with $1.60 per diluted share in the prior year quarter. Adjusting for restructuring expenses, earnings per diluted share were $2.06 in the fiscal 2015 third quarter compared with $1.88 per diluted share in the prior year quarter. A reconciliation of as reported to adjusted earnings per diluted share is included with the financial tables accompanying this news release.

Cash flow from operations for the first nine months of fiscal 2015 was $791.1 million, or 8.3 percent of sales, compared with $817.5 million, or 8.4 percent of sales, in the prior year period.

“We performed well in the face of an increasingly challenging macro-economic environment, including weakness in key end markets, as well as the significant strengthening of the U.S. dollar,” said Tom Williams, Chief Executive Officer. “Segment operating margins were 14.2 percent, reflecting the benefits of our restructuring activities and the adaptability of our businesses to changing market conditions.”

Segment Results
Diversified Industrial Segment: North American third quarter sales decreased 1 percent to $1.44 billion and operating income was $235.5 million, compared with $243.0 million in the same period a year ago. International third quarter sales decreased 15 percent to $1.15 billion and operating income was $139.5 million, compared with $126.9 million in the same period a year ago.

Aerospace Systems Segment: Third quarter sales increased 5 percent to $572.4 million and operating income was $73.3 million, compared with $64.0 million in the same period a year ago.

Orders
Parker reported a decrease of 4 percent in orders for the quarter ending March 31, 2015, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders decreased 6 percent in the Diversified Industrial North America businesses;

•	Orders decreased 3 percent in the Diversified Industrial International businesses; and

•	Orders decreased 3 percent in the Aerospace Systems segment on a rolling 12-month average basis.

Share Repurchases
During the third quarter of fiscal year 2015, the company completed share repurchases of $477 million. Fiscal year 2015 repurchases, as of March 31, 2015, were $1.34 billion.

Outlook
For the fiscal year ending June 30, 2015, the company has revised guidance for earnings from continuing operations to the range of $7.25 to $7.45 per diluted share, or $7.55 to $7.75 per diluted share on an adjusted basis. Fiscal year 2015 guidance is adjusted for expected restructuring expenses of approximately $0.17 per diluted share in connection with a previously announced restructuring program and approximately $0.13 per diluted share in connection with a voluntary retirement program to be completed in the fourth quarter of fiscal 2015, as part of overhead efficiency initiatives.

Williams added, “Our third quarter order rates and unfavorable currency trends have had a significant influence on our outlook for the fourth quarter. We are taking appropriate actions to respond to the current environment. Near-term challenges aside, I am confident in our ability to take Parker’s long-term performance to the next level with our winning culture, engaged employees, distinctive technologies and a relentless focus on meeting our customers’ needs.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2015 third quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2014, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 57,500 people in 50 countries around the world. Parker has increased its annual dividends paid to shareholders for 59 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per diluted share without the effect of restructuring expenses; and (b) the effect of restructuring expenses and the voluntary retirement program on forecasted earnings from continuing operations per diluted share; and (c) segment operating margins without the effect of restructuring expenses. The effects of restructuring expenses and the voluntary retirement program are removed to allow investors and the company to meaningfully evaluate changes in earnings per diluted share and segment operating margins on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully the Company’s capital allocation initiatives, including timing, price and execution of share repurchases; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2015				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2015	2014	2015	2014

Net sales	$3,162,311	$3,358,406	$9,567,236	$9,690,556
Cost of sales	2,373,016	2,605,893	7,234,465	7,502,273
Gross profit	789,295	752,513	2,332,771	2,188,283
Selling, general and administrative expenses	372,306	407,241	1,152,950	1,212,807
Goodwill and intangible asset impairment	—	—	—	188,870
Interest expense	35,003	20,594	83,609	62,403
Other (income), net	(6,380)	(4,812)	(32,055)	(424,693)
Income before income taxes	388,366	329,490	1,128,267	1,148,896
Income taxes	102,904	86,972	295,299	408,654
Net income	285,462	242,518	832,968	740,242
Less: Noncontrolling interests	117	112	282	232
Net income attributable to common shareholders	$285,345	$242,406	$832,686	$740,010

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.06	$1.63	$5.77	$4.96
Diluted earnings per share	$2.02	$1.60	$5.68	$4.88

Average shares outstanding during period - Basic	138,794,789	149,039,529	144,342,288	149,143,478
Average shares outstanding during period - Diluted	141,189,803	151,739,617	146,627,273	151,562,276

Cash dividends per common share	$0.63	$0.48	$1.74	$1.38

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
Net income	$285,462	$242,518	$832,968	$740,242
Adjustments:
Restructuring charges	6,023	42,516	18,166	60,830
Asset writedowns	—	—	—	192,188
Gain related to joint venture agreement	—	—	—	(255,652)
Adjusted net income	$291,485	$285,034	$851,134	$737,608

Earnings per diluted share	$2.02	$1.60	$5.68	$4.88
Adjustments:
Restructuring charges	0.04	0.28	0.12	0.40
Asset writedowns	—		—	1.26
Gain related to joint venture agreement	—	—	—	(1.68)
Adjusted earnings per diluted share	$2.06	$1.88	$5.80	$4.86

PARKER HANNIFIN CORPORATION - MARCH 31, 2015				Exhibit 99.1
BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2015	2014	2015	2014
Net sales
Diversified Industrial:
North America	$1,441,625	$1,455,212	$4,302,644	$4,168,489
International	1,148,248	1,357,513	3,599,145	3,905,159
Aerospace Systems	572,438	545,681	1,665,447	1,616,908
Total net sales	$3,162,311	$3,358,406	$9,567,236	$9,690,556
Segment operating income
Diversified Industrial:
North America	$235,516	$242,998	$726,640	$677,824
International	139,473	126,933	465,803	434,541
Aerospace Systems	73,334	63,974	205,500	166,306
Total segment operating income	448,323	433,905	1,397,943	1,278,671
Corporate general and administrative expenses	45,515	38,377	152,319	132,406
Income before interest expense and other expense	402,808	395,528	1,245,624	1,146,265
Interest expense	35,003	20,594	83,609	62,403
Other expense (income)	(20,561)	45,444	33,748	(65,034)
Income before income taxes	$388,366	$329,490	$1,128,267	$1,148,896

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
	Three Months Ended March 31, 2015		Nine Months Ended March 31, 2015
	Operating Income	% of Sales	Operating Income	% of Sales
Total segment operating income
As reported	$448,323	14.2%	$1,397,943	14.6%
Restructuring charges	7,766		22,699
Adjusted	$456,089	14.4%	$1,420,642	14.8%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - MARCH 31, 2015
CONSOLIDATED BALANCE SHEET
(Unaudited)	March	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014
Assets
Current assets:
Cash and cash equivalents	$1,017,013	$1,613,555	$2,095,989
Marketable securities and other investments	1,013,692	573,701	—
Trade accounts receivable, net	1,701,017	1,858,176	1,859,657
Non-trade and notes receivable	324,140	388,437	238,406
Inventories	1,387,681	1,371,681	1,448,989
Prepaid expenses	188,855	129,837	183,119
Deferred income taxes	152,599	136,193	122,840
Total current assets	5,784,997	6,071,580	5,949,000
Plant and equipment, net	1,643,538	1,824,294	1,827,980
Goodwill	2,892,705	3,171,425	3,164,175
Intangible assets, net	1,022,425	1,188,282	1,210,967
Other assets	993,550	1,018,781	950,236
Total assets	$12,337,215	$13,274,362	$13,102,358

Liabilities and equity
Current liabilities:
Notes payable	$665,123	$816,622	$1,078,846
Accounts payable	1,138,163	1,252,040	1,200,466
Accrued liabilities	822,385	960,523	933,077
Accrued domestic and foreign taxes	141,653	223,611	154,792
Total current liabilities	2,767,324	3,252,796	3,367,181
Long-term debt	2,724,943	1,508,142	1,508,611
Pensions and other postretirement benefits	1,288,166	1,346,224	1,306,667
Deferred income taxes	78,276	94,819	111,508
Other liabilities	323,567	409,573	354,158
Shareholders' equity	5,151,715	6,659,428	6,450,996
Noncontrolling interests	3,224	3,380	3,237
Total liabilities and equity	$12,337,215	$13,274,362	$13,102,358

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - MARCH 31, 2015
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2015	2014

Cash flows from operating activities:
Net income	$832,968	$740,242
Depreciation and amortization	237,232	253,150
Stock incentive plan compensation	74,830	84,647
Goodwill and intangible asset impairment	—	188,870
Gain on sale of deconsolidation of subsidiary	—	(412,612)
Gain on sale of businesses	(4,732)	—
Net change in receivables, inventories, and trade payables	(132,515)	(52,953)
Net change in other assets and liabilities	(118,047)	9,263
Other, net	(98,686)	6,864
Net cash provided by operating activities	791,050	817,471
Cash flows from investing activities:
Acquisitions (net of cash of $3,979 in 2015)	(18,640)	(14,272)
Capital expenditures	(157,418)	(167,371)
Proceeds from sale of plant and equipment	15,525	10,785
Proceeds from sale of businesses	35,577	—
Proceeds from deconsolidation of subsidiary	—	202,498
Purchases of marketable securities and other investments	(1,456,410)	—
Maturities and sales of marketable securities and other investments	828,653	—
Other, net	(44,726)	(3,382)
Net cash (used in) provided by investing activities	(797,439)	28,258
Cash flows from financing activities:
Net payments for common stock activity	(1,326,521)	(120,890)
Net proceeds from (payments for) debt	1,117,343	(255,319)
Dividends	(252,745)	(206,516)
Net cash (used in) financing activities	(461,923)	(582,725)
Effect of exchange rate changes on cash	(128,230)	51,573
Net (decrease) increase in cash and cash equivalents	(596,542)	314,577
Cash and cash equivalents at beginning of period	1,613,555	1,781,412
Cash and cash equivalents at end of period	$1,017,013	$2,095,989

		Exhibit 99.1
PARKER HANNIFIN CORPORATION
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2015
Forecasted earnings per diluted share	$7.25 to $7.45
Adjustments:
Restructuring charges	0.17
Voluntary retirement program	0.13
Adjusted forecasted earnings per diluted share	$7.55 to $7.75